FORM 4			UNITED STATES SECURITIES AND EXCHANGE COMMISSION		OMB APPROVAL
WASHINGTON, D.C.  20549				OMB Number: 3235-0287
    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP			Expires:  January 31, 2005
Estimated average burden
hours per response. . . . 05

Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

 (     )	Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue.
See Instructions 1(b).

1. Name and Address of Reporting Person

DORSCH, DANIEL J.
4300 WEST CYPRESS STREET
SUITE 600
TAMPA, FLORIDA  33607
U.S.A.

2. Issuer Name and Ticker or Trading Symbol

CHECKERS DRIVE-IN RESTAURANTS, INC. (CHKR)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year

MARCH 10, 2003

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
( X )  Director     (    )  10% Owner    ( X )  Officer  (Give Title Below)
(    )  Other (Specify Below)

CHIEF EXECUTIVE OFFICER AND PRESIDENT
7. Individual or Joint/Group Filing (Check Applicable)

(X )  Form Filed by One Reporting Person
(    )  Form Filed by More than One Reporting Person

SUBJECT COMPANY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			CHECKERS DRIVE-IN RESTAURANTS, INC.
		CENTRAL INDEX KEY:					0000879554
		STANDARD INDUSTRIAL CLASSIFICATION:		RETAIL-EATING PLACES [5812]
		IRS NUMBER:						581654960
		STATE OF INCORPORATION:				DE
		FISCAL YEAR END:					1231
		SEC FILE NUMBER:					000-19649

	BUSINESS/MAILING ADDRESS:
		STREET 1:							4300 WEST CYPRESS STREET, SUITE 600
		CITY:								TAMPA
		STATE:							FL
		ZIP:								33607
		BUSINESS PHONE:						8132837000

Table I Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

Title of Non-Derivative Security
Transaction Date



Transaction Code


Securities Acquired (A)
or Disposed  (D)
Amount Beneficially Owned at End of Period
Ownership Form: Direct or Indirect


Nature of Indirect Beneficial Ownership


Code
V
Amount
A/D
Price



Common Stock
03/10/03
P

1,300
A
$5.25
429,430
D




























Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

Title of Derivative Security
Conversion or Exercise Price
Transaction Date
Transaction Code

Number of Securities Acquired or
Disposed

Date Exercisable

Expiration Date
Title of
Securities
Amount of Underlying Securities
Price of Security
Number Beneficially Owned End of Month
Ownership Direct or Indirect
Nature of Indirect Beneficial Ownership



Code
V
(A)
(D)







































Explanation of Responses:



	______________________________________________		______________
Signature of Reporting Person					Date